Exhibit No. 10.1

RESTATED EMPLOYMENT AGREEMENT

Agreement made as of the 3rd day of September, 2004 (referred to herein as “the date first set forth above”), between UNITED RETAIL GROUP, INC., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the “Company”), and RAPHAEL BENAROYA, residing at 179 Lincoln Street, Englewood, New Jersey 07631 (the “Executive”).

WHEREAS, the Executive has been employed by the Company and its predecessors for more than 20 years, most recently as its Chairman of the Board, President and Chief Executive Officer pursuant to an Employment Agreement, dated November 20, 1998, as amended on August 18, 2000, November 29, 2001, May 30, 2002, December 6, 2002 and September 2, 2003 (as amended, the “Original Agreement”);

WHEREAS, the Company desires to continue the services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in this Agreement;

WHEREAS, this Agreement was reviewed in executive sessions of the Compensation Committee of the Company’s Board of Directors on August 27, 2004 and September 3, 2004 and was recommended at the latter meeting; and

WHEREAS, this Agreement was reviewed in an executive session of the Company’s Board of Directors on August 27, 2004 and approved in an executive session of the Board on September 3, 2004.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree that the Original Agreement is further amended and restated effective immediately to read in its entirety as follows:

1.     Definitions.

  Affiliated Companies shall mean, with respect to the Company, any corporation, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized group of persons, whether or not a legal entity, that is directly or indirectly controlled by the Company.
  Base Salary shall have the meaning set forth in Section 4(a).
  Board of Directors shall mean the Board of Directors of the Company.
  Business of the Company shall mean the operation of a retail store chain which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company's consolidated sales.
  By-laws shall mean the Restated By-laws of the Company as currently in force.
  Cause shall mean the occurrence of one or more of the following events:

(i) a judgment of conviction against the Executive or a plea of guilty has been entered for any felony which is both based on his personal actions (excluding liability imputed to him by reason of his position as an executive of the Company) and involves common law fraud, embezzlement, breach of duty as a fiduciary, willful dishonesty or moral turpitude (the entry of a judgment or plea being the only event or circumstance sufficient to constitute Cause under this subparagraph (i)), provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude;
(ii) (A) the Executive has willfully and continuously failed to perform his duties to the Company in any material respect or (B) the Executive has failed in any material respect to follow specific directions of the Board of Directors in the performance of his duties;
(iii) the Executive has demonstrated willful misconduct in the performance of his duties to the Company in any material respect and material economic harm to the Company has resulted; or
(iv) there has been a breach in any material respect of any of the provisions of Section 11;

provided, however, that the judgment of conviction or a plea of guilty referred to in subparagraph (i), the failure of performance referred to in subparagraph (ii), the misconduct referred to in subparagraph (iii) and the breach referred to in subparagraph (iv) shall constitute Cause for a maximum of only 90 days after the judgment of conviction or plea of guilty was entered, the failure of performance commenced, the material economic harm resulted, or the breach first took place, as the case may be.

  Change of Control shall mean either:

(i) the acquisition after August 27, 2004 by any person or group acting in concert of shares of Company Common Stock if, after such acquisition, such person or group is the beneficial owner of 30% or more of the Common Stock then outstanding but shall not include acquisition by:

(A) the Company;
(B) any subsidiary of the Company;
(C) any employee benefit plan of the Company, or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;
(D) any person who becomes the beneficial owner of 30% or more of the shares of Company Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such person, after becoming aware that such person has become the beneficial owner of 30% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding;
(E) any person who has reported or is required to report such ownership (but less than 50%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act"), (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 business days of being requested by the Company to advise it regarding the same, certifies to the Company that such person acquired shares of Common Stock in excess of 29.9% inadvertently or without knowledge of the terms of the Company's Stockholder Rights Plan and who, together with all affiliates, thereafter does not acquire additional shares of Common Stock while the beneficial owner of 30% or more of the shares of Company Common Stock then outstanding, provided, however, that if the person requested to so certify fails to do so within 10 business days, then such person shall become an acquiring person immediately after such 10-business-day period;
(F) the Executive, his spouse, any descendant of the parents of the Executive, the spouse of any such descendant, the estate of any of the foregoing individuals, any trust for the primary benefit of any of the foregoing individuals or for the primary benefit of any of the foregoing individuals and any charitable organization, any corporation or limited liability company of which all the shareholders or members are any of the foregoing individuals, The Benaroya Foundation or any charitable organization established by any of the foregoing individuals; or
(G) any person acting in concert with the Executive;

(ii) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board or a duly constituted committee of the Board; or
(iii) the merger or consolidation of the Company with another person, or the transfer to one or more persons in a single transaction or a related series of transactions of substantially all of the assets of the Company, unless, before the Company enters into any agreement for such merger, consolidation or transfer, the Executive sends the Company a written consent determining that it is not a Change of Control.
  Company Car shall have the meaning set forth in Section 6(d).
  Contract Term shall mean the period of time commencing November 20, 1998 and ending on the fifth anniversary of the date first set forth above or such later date as may be mutually agreed upon by the Company and the Executive. (For the avoidance of doubt, Contract Term as used herein may extend beyond the termination of Executive's employment under this Agreement.)
  CPI shall have the meaning set forth in Section 4(a).
  Cure Period shall have the meaning set forth in Section 14(c).
  Group Benefits shall have the meaning set forth in Section 6(a).
  Incentive Compensation Participation shall mean 60% of Base Salary, without regard to whether any payment actually shall have been made under the Company's incentive compensation program. (For example, as of the date first set forth above, the Incentive Compensation Participation was $411,000.)
  Individual Disability Policy shall have the meaning set forth in Section 6(c).
  Individual Life Policy shall have the meaning set forth in Section 6(b).
  Options shall mean employee stock options under a benefit plan or arrangement between the Company and the Executive, including those which may be granted during the Contract Term, held by the Executive or his assigns or donees.
  Performance Bonus shall have the meaning set forth in Section 4(b).
  Permanent Disability shall mean the inability of the Executive to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of at least four months or (ii) at such earlier time as the Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely prevent him from substantially performing his duties and responsibilities for four months or longer (the date of such Permanent Disability shall be on the earlier of the last day of such four-month period or the day on which the Executive submits such evidence, as the case may be).
  Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the Business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development, store operating results, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 11.
  Resignation Compensation shall have the meaning set forth in Section 14(e).
  Severance Pay shall have the meaning set forth in Section 14(c).
  Short Term Disability shall mean the inability of the Executive to substantially perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of less than four months.
  Successor shall have the meaning set forth in Section 20.
  Tax shall mean all taxes on income, which shall be assumed to be at a rate equal to the sum of the highest marginal rates, including any applicable surcharges, of federal income tax, state income tax, local income tax, Medicare payroll tax and any similar income or payroll tax for a married citizen filing a joint return from the Executive's residence, as now in effect or as amended from time to time.
  Termination Without Cause shall have the meaning set forth in Section 14(c).
  Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.

2.    Term; and Location.

  The Company hereby employs the Executive, and the Executive hereby accepts such employment, in the capacities and upon the terms and conditions hereinafter set forth, during the Contract Term.
  In no event shall the Executive's office be relocated without his prior written consent.

3.    Duties.

  During the Contract Term, the Executive shall serve as the President and Chief Executive Officer of the Company. In such capacity, the Executive shall perform such duties and shall have such responsibilities as are set forth in the By-laws and such additional duties and responsibilities, commensurate with his position and title, as may be determined and assigned to the Executive from time to time by the Board of Directors. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation. The Executive shall report solely and directly to the Board of Directors; all other officers and other employees of the Company shall report directly to the Executive or the Executive's designees. No other employee of the Company or any subsidiary shall have authority and responsibilities that are generally equal to or greater than those of the Executive.
  The Executive accepts such employment and hereby agrees to serve the Company faithfully, industriously and to the best of his ability in such capacities, with undivided loyalty, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment as President and Chief Executive Officer of the Company except during vacation not to exceed three weeks in any 12-month period and except as otherwise provided in the following sentence. However, the Executive may engage in the following additional activities:

(i) continuing through a controlled corporation, Raphael Benaroya, Inc., to manage American Licensing Group Limited Partnership, subject to the restrictions contained in Section 11(h);
(ii) serving as a director of not more than four business corporations in addition to Raphael Benaroya, Inc. that do not engage in the Business of the Company, including service as nonmanagement chairman of the board or chairman of one or more committees of a board;
(iii) overseeing personal and family investments in a manner in which the Executive does not actively operate portfolio companies in the ordinary course of business; and
(iv) engaging in local, national and international charitable, relief, human rights, civic, religious, military and related activities on behalf of private organizations and governmental agencies;

provided, however, that the Executive’s duties and responsibilities as President and Chief Executive Officer of the Company shall take precedence over his other activities except for not more than 45 consecutive days of military service in the event he is called to active duty in the armed forces of the United States or any other country.

4.    Compensation.

  As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay him (subject to Sections 7 and 14), and the Executive agrees to accept a base salary, payable in accordance with the regular executive payroll practices of the Company, at a rate of $685,000 per annum during the period ending on January 31, 2005 and thereafter at such higher rate as may be determined by the Board of Directors upon recommendation of the Compensation Committee of the Board of Directors, but in any event base salary shall increase as of February 1, 2005 by a percentage at least equal to the increase, if any, in the Consumer Price Index for All Urban Consumers for New York and Northern New Jersey published by the Bureau of Labor Statistics of the Department of Labor ("CPI") during the year ending on December 31, 2004 and shall increase as of each anniversary of February 1, 2005 by a percentage at least equal to the annual increase, if any, in the CPI at the time (as increased from time to time and whether or not deferred, the "Base Salary").
  The Executive shall continue to be eligible to receive, and the Company shall continue to pay, a semi-annual cash incentive compensation payment ("Performance Bonus") based on the Company's consolidated operating income for the six-month periods ending January 31st and July 31st, respectively. The Executive's participation percentage shall be 60% with a semi-annual award ranging from zero to 120% of Base Salary for the six-month period in accordance with the Summary Plan Description for United Retail Group, Inc. Incentive Compensation Program for Executives as of the date first set forth above, provided, however, that the Performance Bonus shall be earned and fully vested in the Executive as of January 31st or July 31st, as the case may be, whether or not the Executive shall remain in the Company's employ after the Performance Bonus shall have vested and provided, further, that the Performance Bonus shall be paid to the Executive as soon as practicable after the consolidated operating income for the period in question shall be determined.

5.    Expenses.    The Executive will continue to be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Company shall reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by the Executive incident to the performance of the Executive’s duties hereunder, upon submission by the Executive to the Company of vouchers or expense statements satisfactorily evidencing such expenses.

6.    Executive Benefits.

  The Company shall provide the Executive with benefits ("Group Benefits"), taken as a whole, that are at least equal to those provided by the Company to the other senior executives of the Company as of the date first set forth above including, without limitation, availability of enhanced group disability insurance benefits (or, if the group disability insurance policy can not be continued in force, the Company shall make available other disability benefits equivalent to the benefits under the group policy). The Executive shall be entitled to three weeks' vacation and two personal days with pay at any time during the year after the date first set forth above and each 12 months thereafter.
  In addition to Group Benefits, the Company shall maintain in force the existing term life insurance policies on the Executive in an amount of $4,880,000 or a similar policy issued by an insurance company with an equal or higher rating (the "Individual Life Policy") at the Company's expense. The Executive shall have the right to select and change the beneficiary(ies) of such life insurance policies.
  The Company shall reimburse the Executive in the amount of $20,000 per annum with respect to the premium on the existing special supplemental long term disability insurance policy covering the Executive (the "Individual Disability Policy") and the Taxes on such premium amount.
  The Company shall provide the Executive perquisites in accordance with past practice, including, without limitation, exclusive use of a full size sedan (the "Company Car") free of charge for business and personal travel.
  Group Benefits, the Individual Life Policy and the Company Car shall be provided while the Executive is employed under this Agreement and thereafter as provided pursuant to the terms of this Agreement.
  The Executive shall cooperate with the Company in maintaining key man life insurance up to $4 million during the Executive's employment hereunder.
  All Options shall be fully vested and immediately exercisable after either Termination Without Cause or a Change of Control, anything in any stock option agreement between the Company and the Executive to the contrary notwithstanding. In the event of Termination Without Cause, Options shall be exercisable for the lesser of 90 days thereafter or the remainder of the term of the Option. In the event of Change of Control, Options shall be exercisable until the earlier of 90 days after the termination of the Executive's employment hereunder (including resignation) or the expiration of the term of the Option.

7.    Permanent Disability;Death.

  In the event of the Permanent Disability of the Executive during the Contract Term, the Board of Directors shall, upon written notice to the Executive, have the right to terminate the Executive's employment hereunder by reason of Permanent Disability.
  In the event of the death of the Executive during the Contract Term, this Agreement shall automatically terminate

8.    Benefits Upon Death or Disability.    In the event of the Executive’s death or a termination of the Executive’s employment by the Company due to Permanent Disability, the Executive, his executor or his heirs at law, as the case may be, shall be entitled to:

  any Base Salary accrued or any Performance Bonus vested but not yet paid;
  a pro rata Performance Bonus for the season in which death or Permanent Disability occurs determined and payable on the basis of the number of days worked during the season and the bonus percentage established for the season;
  any accrued vacation pay;
  reimbursement for expenses incurred but not yet paid prior to such death or Permanent Disability;
  in the case of death, the proceeds of the Individual Life Policy and other compensation and benefits as may be provided in accordance with the terms and provisions of the Group Benefits or of this Agreement; and
  in the case of Permanent Disability, for five years following the date of Permanent Disability, first, COBRA health insurance benefits, including supplemental executive preventive medicine and wellness benefits, for the Executive and his dependents at the Company's expense until the COBRA benefits expire and, thereafter, for the remainder of such five-year period, equivalent reimbursement of healthcare expenses directly by the Company.

The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder.

9.    Representation, Warranty and Covenant of Executive.    The Executive represents, warrants and covenants to the Company that he is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.

10.    Representation, Warranty and Covenant of the Company.

  The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors' rights generally.
  The Company covenants that it shall give notice promptly to the Executive of the occurrence of Change of Control pursuant to Section 21.
  The provisions of this Section 10 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

11.    Restrictive Covenants and Confidentiality.

  The Executive shall not:

(i) solicit, raid, entice, encourage or induce any person, firm or corporation that at any time within one year prior to the termination of the Executive's employment hereunder shall have been an exclusive supplier to the Company, or any of its subsidiaries or Affiliated Companies, to become a supplier to any other person, firm or corporation that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company and the Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; or
(ii) solicit, raid, entice, encourage or induce any person who at any time within one year prior to the termination of the Executive's employment shall have been an employee of the Company, or any of its subsidiaries or Affiliated Companies, to become employed by any person, firm or corporation, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.
  During the Contract Term and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 11 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, he may disclose such information without liability hereunder.
  The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during the Contract Term, shall become and be the sole property of the Company unless released in writing by the Company.
  The Executive agrees that the Executive shall not, directly or indirectly, within any area in the United States or elsewhere where the Company or any of its subsidiaries or Affiliated Companies is transacting business during the Contract Term, engage or participate or make any financial investments in or become employed by, or act as an attorney, agent or principal of, or render advisory or other services to or for any person, firm or corporation, or in connection with any business activity (other than that of the Company and its subsidiaries or Affiliated Companies), that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company. Nothing herein contained, however, shall restrict the Executive from overseeing personal and family investments, including any investments in not more than 3% of the voting securities in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as in connection with such investments the Executive does not actively operate any such business or enterprise that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company.
  The Executive shall be bound by the provisions of Section 11(a) and (d), and shall perform his obligations pursuant to Section 11(a) and (d), during the Contract Term and for 18 months thereafter, provided, however, that in the event of Termination Without Cause, the Executive shall be bound by the provisions of Section 11(a) and (d), and shall perform his obligations pursuant to Section 11(a) and (d), only in the event that the Company shall remit his Severance Pay strictly in accordance with the provisions of Section 14(d) and provided, further, that in the event of resignation by the Executive in accordance with Section 14(e), the Executive shall be bound by the provisions of Section 11(a) and (d), and shall perform his obligations pursuant to Section 11(a) and (d), only in the event that the Company shall remit his Resignation Compensation within 15 days after his resignation, time being of the essence.
  The provisions of this Section 11 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.
  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's and its subsidiaries and Affiliated Companies' businesses. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 11, the Company and its subsidiaries and Affiliated Companies would sustain irreparable harm, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 11. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 11, and the Executive therefore agrees that the provisions of this Section 11 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.
  The provision of paragraphs (a), (b) and (d) of this Section 11 shall not apply to or restrict the activities of the Executive as the chief executive officer, a director and a principal stockholder of Raphael Benaroya, Inc., which is the sole general partner of American Licensing Group Limited Partnership ("ALG"), for so long as, and only for so long as, Raphael Benaroya, Inc. and ALG do not engage in the Business of the Company. The Executive's duties and responsibilities as President and Chief Executive Officer of the Company shall at all times take precedence over his activities on behalf of ALG.

12.    Deductions and Withholding.    The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statues and/or regulations from time to time in effect.

13.    Mutual Non-Disparagement    Neither the Executive nor the Company will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

14.    Termination.

  Subject to Section 7(a), the Company shall terminate the Executive's employment under this Agreement prior to the expiration of the Contract Term only if the Board of Directors of the Company removes the Executive from office by the affirmative vote of a majority of the directors of the Company who have not disqualified themselves because of a potential conflict of interest, at a meeting at which the Executive is accorded an opportunity to speak. In such case, the Executive's employment under this Agreement shall terminate and the Executive shall be removed from office effective when such vote is taken by the Board or on such later date as may be specified by the Board.
  For purposes of this Agreement, removal of the Executive from office in accordance with subparagraph (a) shall be deemed to be for "Cause" as defined in Section 1(f) only if the Company delivers to the Executive within a reasonable time before the removal of the Executive from office a notice of termination for Cause specifying in reasonable detail the conviction or plea, material failure, misconduct and economic harm or breach by the Executive that is the basis for termination and the Executive shall have failed prior to his removal to correct the stated failure, misconduct and economic harm or breach in all material respects. Short Term Disability shall not be a basis for removal of the Executive from office.
  Subject to Section 7(a), in the event:

(i) the Company terminates the Executive's employment under this Agreement pursuant to Section 14(a) without Cause;
(ii) the Company terminates the Executive's employment under this Agreement for Cause by reason of a conviction that is later reversed on appeal and fails to reinstate him with full back pay and uninterrupted Group Benefits;
(iii) (A) the Company breaches any of the covenants and agreements set forth in Sections 2(b), 3(a), 4, 5, 6, 14(a), 15 (a) or (c) or 20(c) in any material respect and (B) the Executive tenders to the Company a letter of resignation specifying such breach or election in reasonable detail and demanding Severance Pay; or
(iv) a person other than the Executive is elected Chairman or Cochairman of the Board without the affirmative vote or written consent of the Executive (any termination or resignation under the circumstances referred to in clauses (i) through (iv) above being referred to as "Termination Without Cause" whether or not Cause shall exist);

then the Company shall pay the Executive an amount equal to the product of three times the sum of (A) the annual Base Salary at the rate payable immediately prior to termination, plus (B) the Incentive Compensation Participation, plus (C) $20,000 (“Severance Pay”). For example, on the date first set forth above, Severance Pay is $3,348,000. No demand or other notice from the Executive with respect to Severance Pay shall be necessary except in connection with clause (iii) of the preceding sentence. Anything in clause (iii) of the penultimate sentence to the contrary notwithstanding, the Executive shall not be entitled to Severance Pay, and the Company shall have no obligation to pay Severance Pay, if:

(i) within 15 days after the delivery of a letter of resignation (the "Cure Period"), the Company shall cure the Company's breach specified in the letter of resignation in all material respects (or shall begin in good faith to cure a breach of a nature that requires more than 15 days to cure in all material respects) and shall deliver to the Executive a notice to that effect;
(ii) the Board of Directors shall approve a resolution during the Cure Period requesting the Executive to withdraw his letter of resignation; and
(iii) the Company shall deliver or send to the Executive during the Cure Period in accordance with Section 21 a certified copy of the Board resolution referred to in clause (ii) of this sentence and a written offer to reinstate the Executive with full back pay and uninterrupted Group Benefits and other benefits under this Agreement, including eligibility for a Performance Bonus.
  Severance Pay shall be remitted as follows:

(i) pursuant to clause (i) of the first sentence of Section 14(c), within 15 days following the termination of the Executive's employment under this Agreement;
(ii) pursuant to clause (ii) of the first sentence of Section 14(c), within 15 days after notice requesting reinstatement with full back pay and uninterrupted Group Benefits;
(iii) pursuant to clause (iii) of the first sentence of Section 14(c), within 15 days after the end of the Cure Period; or
(iv) pursuant to clause (iv) of the first sentence of Section 14(c), within 15 days after such election of a Chairman or Cochairman of the Board.

No grace period shall be allowed for remittance of Severance Pay, time being of the essence.

  In the event (i) a Change of Control occurs on a day at the beginning of which the Executive is an employee of the Company, and (ii) the Executive within 10 business days after first receiving notice from the Company of the Change of Control tenders a letter of resignation to the Company specifying such Change of Control (whether or not the Executive shall be an employee of the Company during the period between the end of the day preceding Change of Control and the tender of such letter) and demanding Resignation Compensation, the Company shall pay the Executive immediately after the resignation of the Executive under this Section 14(e), an amount equal to the product of three times the sum of (A) the annual Base Salary at the rate payable immediately prior to resignation, plus (B) $20,000 ("Resignation Compensation"). No grace period shall be allowed for remittance of Resignation Compensation, time being of the essence. Notice of Change of Control shall be given to the Executive by the Company pursuant to Section 21, provided, however, that the Executive, in his discretion, may accept as notice filing with the SEC of reports setting forth facts that, taken together, constitute Change of Control.
  In the event of Termination Without Cause or resignation by the Executive in accordance with Section 14(e):

(i) the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (Severance Pay or Resignation Compensation is in the nature of liquidated damages and not in the nature of a penalty); and
(ii) even though no longer in the Company's employ, the Executive shall be entitled to the following benefits and additional payments:

(A) any Base Salary accrued or Performance Bonus vested but not yet paid;
(B) a pro rata Performance Bonus for the season in which employment is terminated determined and payable on the basis of the number of days worked during the season and the bonus percentage established for the season;
(C) any accrued vacation pay;
(D) reimbursement for expenses incurred, but not paid prior to such termination of employment;
(E) continuation at the Company's expense through the remainder of the Contract Term of the Individual Life Policy;
(F) COBRA health insurance benefits, including supplemental executive preventive medicine and wellness benefits, for the Executive and his dependents at the Company's expense until the COBRA benefits expire and, thereafter, through the remainder, if any, of the Contract Term equivalent reimbursement of healthcare expenses directly by the Company;
(G) conversion at the Company's expense through the remainder of the Contract Term of the group life insurance coverage on the Executive's life;
(H) payment to the Executive by April 14th of each year of an amount equal to the Tax with respect to the payments made to or on behalf of the Executive pursuant to clauses (F) and (G) of this sentence in the preceding calendar year; and
(I) use of the Company Car free of charge for three years after the Termination Without Cause or resignation by the Executive occurs.
  If the Company terminates the Executive's employment hereunder for Cause (except as provided in clause (ii) of the first sentence of Section 14(c)), or in the event the Executive resigns (except as provided in clause (iii) of the first sentence of Section 14(c) or in 14(e)), the Executive shall be entitled to:

(i) any Base Salary accrued and any Performance Bonus vested but not paid;
(ii) any accrued vacation pay;
(iii) reimbursement for expenses incurred, but not yet paid prior to such termination of employment; and
(iv) any other compensation and benefits that accrued prior to termination of employment as may be provided in accordance with the terms and provisions of the Group Benefits.
  In the event the Company removes the Executive from office, and terminates the Executive's employment under this Agreement, or in the event the Executive resigns, the Executive shall continue to have the obligations provided for in Section 11 hereof. The provisions of this Section 14 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.
  The Executive shall accept the payments referred to in this Section 14 as liquidated damages in full discharge and release of the Company of and from any further payment obligations under this Agreement except obligations under Sections 15 and 16.
  For the avoidance of doubt, the term "Base Salary" for purposes of Section 14(c) and 14(e) shall include both the base salary actually drawn or deferred by the Executive and any additional amount of base salary that he may have been entitled to draw or defer pursuant to the terms of this Agreement but that he shall not have drawn or deferred in fact. For example, as of the date first set forth above, Base Salary shall be deemed to be $685,000 even though less is being drawn or deferred by the Executive.
  Every payment made hereunder by authority of the Executive Committee of the Board or of the Board itself shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever other than the Executive's breach in any material respect of the provisions of Section 11.

15.    Indemnification.

  The Company shall indemnify the Executive as provided in the By-laws.
  In the event of payment of indemnities under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.
  The Company shall use reasonable efforts to continue the existing directors' and officers' liability policies covering the Executive for $20 million and to maintain the policies during the Contract Term and for three years thereafter.
  If the federal excise tax pursuant to Section 280G of the Code or any successor provision on "golden parachute" payments applies to the payments made pursuant to this Agreement, to any acceleration of vesting of Options or to any other benefit or distribution to the Executive from the Company, the Company shall immediately pay the Executive an amount equal to the excise tax incurred plus (i) an amount equal to the Tax with respect to the amount of the excise tax, plus (ii) an amount equal to the federal excise tax on "golden parachute" payments with respect to the payment, if any, made pursuant to clause (i) of this sentence plus (iii) an amount equal to the Tax with respect to the payment made pursuant to clause (ii) of this sentence and continuing sequentially until the amount of federal excise tax on "golden parachute" payments unreimbursed by the Company shall be less than 1% of Base Salary. The amount of the payments due from the Company pursuant to this Section 15(d) may be determined in writing by a certified public accountant ("CPA") selected by the Executive, provided, however, that the CPA selected by the Executive shall, upon the Company's request, consult with another CPA selected by the Company. Such determination by the CPA selected by the Executive after such consultation, if so requested, shall be conclusive and binding on the Company except for manifest error.
  The provisions of this Section 15 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

16.   Enforcement; Interest.

  If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written demand, claim or request for payment has been delivered or sent to the Company, time being of the essence, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and interest thereon and, if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit, including reasonable attorneys' fees. Interest shall be payable from the date any amount is first due and payable to the Executive at a rate equal to the highest rate payable on any of the Company's indebtedness after the date first set forth above but in no event at a rate higher than the maximum rate then permitted by law.
  The provisions of this Section 16 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

17.   Entire Agreement; Legal Representation.

  This Agreement, the By-laws, the stock option agreements between the Company and the Executive and the provisions of the Group Benefits embody the entire agreement of the parties with respect to the Executive's employment and shall be interpreted in accordance with the past practice of the parties. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. No Company policy adopted after the date first set forth above shall change this Agreement, even if approved as a policy by the Executive. This Agreement amends the Initial Agreement and cancels and supersedes any and all other prior agreements and understandings between the parties hereto respecting the employment of the Executive by the Company and/or its subsidiaries or any Affiliated Company and the payment of compensation.
  Each party has been represented by counsel in the preparation of this Agreement. This Agreement shall not be deemed to have been drafted by either party.

18.    Waiver.    The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

19.    Governing Law.

        This Agreement shall be subject to, and governed by, the laws of the State of New Jersey.

20.    Assignability.

  The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance and similar benefits, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect.
  This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any Successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. Except as provided in this Section 20(b), this Agreement may not otherwise be assigned by the Company. (The term "Successor" shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.)
  The Company shall obtain the agreement of any Successor that the Successor shall assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession. Failure of the Company to obtain the agreement of any Successor to assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

21.    Notices.    All notices, requests, demands and other communications hereunder shall (i) be in writing, (ii) shall be delivered personally or sent by registered mail to the other party hereto at his or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its Secretary and (iii) if mailed, be effective on the date stamped on the postage receipt of the post office. A copy of each notice, request, demand, and other communication to the Company hereunder shall be sent by first class mail to its counsel, Richard W. Rubenstein, Esq., Squire, Sanders & Dempsey, Huntington Center, 41 South High Street, 13th Floor, Columbus, Ohio 43215. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

22.    Severability.    If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

23.    Section Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.    Counterparts.    This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Englewood, New Jersey, in duplicate originals on September 6, 2004, in the case of the Company by an officer thereunto duly authorized.

UNITED RETAIL GROUP, INC.

By: /s/ GEORGE R. REMETA Name: George R. Remeta Title: Chief Administrative Officer /s/ RAPHAEL BENAROYA Raphael Benaroya

empagtRB.doc